Exhibit 99.1

NOVACAP Completes Acquisition of Dialogic

PARSIPPANY, N.J. – Novacap TMT IV, L.P., a Canadian leader in the private equity field, and Dialogic Inc. (OTCQB:DLGC), the Network Fuel® company, today announced that entities affiliated with Novacap have successfully completed the tender offer and closed the acquisition of Dialogic.

“Today marks the beginning of an exciting new era for Dialogic. NOVACAP recognizes the potential of Dialogic and is committed to enhancing our ability to better serve our customers, grow our business and provide long-term opportunities for our employees,” said Kevin Cook, president and CEO, Dialogic. Novacap’s investment will provide momentum for our salesforce and long-term sustainability for our business development.”

“Dialogic is clearly positioned as a leader in rich media communications and intelligent call control solutions. We believe in what Dialogic has accomplished and intend to further invest to accelerate Dialogic’s development strategy and to serve its customers with even greater innovation and responsiveness,” said Stephane Tremblay, senior partner, NOVACAP TMT.

An affiliate of NOVACAP, as the holder of more than 90% of the Company’s issued and outstanding common stock following completion of the previously announced tender offer and other related transactions, today effected a “short-form” merger (the “Merger”) with the Company pursuant to Section 253 of the Delaware General Corporation Law. As a result of the Merger, the remaining Company stockholders will be entitled to receive $0.15 per share in cash for their shares, the same consideration per share paid to all other stockholders in connection with the tender offer, to the extent such stockholders do not exercise appraisal rights in accordance with Delaware law. The funds to make such payments have been deposited with Computershare, which will act as Paying Agent. Stockholders will receive instructions on how to surrender their shares of Dialogic common stock in order to receive the Merger consideration within the next few days.

In addition, funds managed by Tennenbaum Capital Partners, L.P. have agreed to receive $24.1 million from NOVACAP in exchange for approximately $78.3 million of term loan debt that will subsequently be canceled and eliminated from the company’s capital structure.

The Company also announced that immediately following the closing of the Merger and filing of a Form 15 with the SEC, the Company’s obligation to file reports with the SEC, including Forms 10-K, 10-Q, and 8K, has been suspended and its shares will no longer trade on the OTCQB exchange.

The Merger was effected under the terms of an Agreement and Plan of Merger (“Merger Agreement”) between Dialogic Group, an affiliate of NOVACAP, and the Company that was entered into as of October 10, 2014. The Merger was approved by the Company’s Board of Directors based upon the recommendation of a Special Committee of independent directors that negotiated the terms of the Merger with Dialogic Group on the Company’s behalf.

In connection with the Merger, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission, that was delivered to the Company’s stockholders of record on October 24, 2014 along with NOVACAP’s Schedule TO, offer to purchase, and other related tender offer documents also filed with the SEC. A copy of these SEC filings will be made available upon request. Alternatively they are available at www.sec.gov.

About Dialogic:

Dialogic, the Network Fuel® company, inspires the world’s leading service providers and application developers to elevate the performance of media-rich communications across the most advanced networks. We boost the reliability of any-to-any network connections, supercharge the impact of applications and amplify the capacity of congested networks. Forty-eight of the world’s top 50 mobile operators and nearly 3,000 application developers rely on Dialogic to redefine the possible and exceed user expectations.

About NOVACAP

NOVACAP is one of Canada’s leading private equity firms. Since 1981, its unique collaborative approach with entrepreneurs, based on deep operational expertise and active management of its investment, has helped accelerate growth and maximize value for many companies across North America. With assets under management of over $1.5 billion, NOVACAP is among Canada’s largest private equity firms. NOVACAP’s culture is based on creating long-term value through an investment philosophy focused on discipline and growth. With an experienced management team and substantial financial resources NOVACAP is well positioned to continue building world-class companies. For more information, visit www.novacap.ca.

This press release contains forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to our ability to continue to achieve operational, organizational and financial savings through initiatives already in process or which may be put in process, generate positive cash flow and support continued revenue growth, the potential market for and market acceptance of our products, industry and competitive market conditions, gross margin expansion, creating new revenue opportunities, reducing operating expenses, risks associated with the expected timing and completion of the transactions contemplated by the Merger Agreement entered into between Dialogic and entities affiliated with NOVACAP, and other risks and uncertainties described more fully in our documents filed with or furnished to the SEC. More information about these and other risks that may impact Dialogic’s business is set forth in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2014, in each case, as filed with the SEC. These filings are available on a website maintained by the SEC http://www.sec.gov/. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Dialogic and Network Fuel are either registered trademarks or trademarks of Dialogic Inc. or a subsidiary thereof (“Dialogic”). Other trademarks mentioned and/or marked herein belong to their respective owners. (DLGC-IR)

Source: Dialogic Inc.

Media contacts:

For Dialogic:

Andrew Goldberg, 973-967-6425

Senior Vice President, Corporate Development

Andrew.Goldberg@dialogic.com

For NOVACAP:

Valérie Gonzalo

514 626-6976

gonzalo@videotron.ca